FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”), dated as of September 28, 2011, is by and among Eternal Energy Corp., a Nevada corporation (“Eternal”), Eternal Sub Corp., a Nevada corporation and a wholly-owned subsidiary of Eternal (the “Merger Sub”), and American Eagle Energy Inc., a Nevada corporation (“American Eagle”).  Eternal, the Merger Sub and American Eagle are sometimes referred to herein, individually as a “Party,” and collectively, as the “Parties”.

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of April 8, 2011 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into American Eagle (the “Merger”), with American Eagle surviving the Merger as a wholly-owned subsidiary of Eternal;

WHEREAS, pursuant to the Merger Agreement, the respective obligation of each Party to effect the Merger is subject to, among other conditions, the Registration Statement on Form S–4 (together with any amendments or supplements thereto, the “S–4”) to be filed by Eternal with the SEC in connection with the Merger having been declared effective under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Eternal has filed the S-4 and four pre-effective amendments thereto;

WHEREAS, as of the date hereof, the S–4 has not be declared effective under the Securities Act;

WHEREAS, pursuant to the Merger Agreement, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time thereunder by either American Eagle or Eternal upon written notice to the other if, among other things, the Merger shall not have been consummated on or before September 30, 2011 (the “Termination Date”);

WHEREAS, Eternal is continuing to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act and the Parties continue to desire to effectuate the transactions contemplated by the Merger Agreement, subject to the terms and conditions contained therein; and

WHEREAS, the Parties have agreed to extend the Termination Date to December 31, 2011 and, to memorialize such agreement, the Parties desire to amend the Merger Agreement solely to change the Termination Date to December 31, 2011.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Defined Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

2. Amendment to Section 7.1(b)(i).  Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i)           the Merger shall not have been consummated on or before December 31, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;”

3. Entire Agreement.  The Merger Agreement, as amended by this First Amendment, embodies the entire understanding among the Parties with respect to the subject matter thereof and hereof and can be changed only by an instrument in writing executed by all of the Parties.

4. Conflict of Terms.  In the event of a conflict or inconsistency between the terms of the Merger Agreement and those of this First Amendment, the terms of this First Amendment shall control and govern the rights and obligations of the Parties.

5. Ratification.  Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions, and provisions of the Merger Agreement shall remain in full force and effect, and the Parties hereby acknowledge and confirm that the same are in full force and effect.

6. Execution.  This First Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or other electronic signatures shall be accepted by the Parties as originals.

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ETERNAL ENERGY CORP.

By:	/s/ Bradley Colby
Bradley Colby, Chief Executive Officer

ETERNAL SUB CORP.

By:	/s/ Bradley Colby
Bradley Colby, Chief Executive Officer

AMERICAN EAGLE ENERGY INC.

By:	/s/Richard Findley
Richard Findley, President